MCEWEN MINING REPORTS 2015 FULL YEAR AND Q4 RESULTS

TORONTO, Mar 11, 2016 - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) is pleased to report consolidated financial results for the fourth quarter and year ended December 31, 2015. During the year McEwen Mining achieved record production of 154,529 gold equivalent ounces(1) and earnings from mining operations of $53.1 million(2)(4). Net cash flow generated from operating activities in 2015 was $15.6 million. On March 7, 2016, the Company had cash, cash equivalents and precious metals of approximately $40 million and no debt.

“2015 was a successful year for McEwen Mining! Our production increased by 22% to 154,529 gold equivalent ounces and our all-in cost decreased by 29% to $1,055 per gold equivalent ounce. Our treasury grew with cash flow from our operations, while at the same time we were able to return capital to our shareholders for the first time and buy-back our stock while prices were low. We are forecasting continued strong performance from our El Gallo mine and our San José mine is poised for better financial performance this year as Argentina once again embraces mining. We are well positioned with a healthy balance sheet to grow and create value for share owners, we have $40 million in our treasury and no debt!” said Rob McEwen, Chairman and Chief Owner.

The table below provides production and cost results for the fourth quarter and year ended December 31, 2015, comparative results from last year, and our production and cost guidance for 2016. For our SEC Form 10-K Financial Statements and MD&A refer to: http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000314203

	Q4 2014	Q4 2015	Full Year 2014	Full Year 2015	Guidance 2016
Corporate Total(3)
Gold ounces produced	27,401	25,452	84,351	110,320	96,500
Silver ounces produced	973,457	981,693	3,195,733	3,315,667	3,337,500
Gold equivalent ounces produced(1)	40,380	38,541	126,958	154,529	141,000
Gold equivalent total cash cost ($/oz)(1)(4)	$771	$679	$886	$685	$780
Gold equivalent co-product AISC ($/oz)(1)(4)	$1,157	$946	$1,300	$962	$935
Gold equivalent all-in cost ($/oz)(1)(4)	$1,300	$1,022	$1,484	$1,055	-
El Gallo Mine – Mexico
Gold ounces produced	14,057	11,028	38,212	62,967	51,500
Silver ounces produced	13,462	4,814	25,912	29,917	37,500
Gold equivalent ounces produced(1)	14,236	11,092	38,557	63,366	52,000
Gold equivalent total cash cost ($/oz)(1)(4)	$712	$496	$876	$440	$780
Gold equivalent co-product AISC ($/oz)(1)(4)	$933	$595	$1,196	$581	$840
San José Mine(3) - Argentina
Gold ounces produced	13,344	14,424	46,139	47,353	45,000
Silver ounces produced	959,995	976,879	3,169,821	3,285,750	3,300,000
Gold equivalent ounces produced(1)	26,144	27,449	88,402	91,163	89,000
Gold equivalent total cash cost ($/oz)(1)(4)	$795	$765	$890	$865	$780
Gold equivalent co-product AISC ($/oz)(1)(4)	$1,149	$970	$1,216	$1,111	$990

1.

Silver production is presented as a gold equivalent. Gold equivalent calculations are based on prevailing spot prices at the beginning of the year. The silver to gold ratio used for 2015 and 2016 is 75:1. 2014 figures have been restated using a 75:1 ratio.

2.	All amounts are reported in US dollars unless otherwise stated.
3.	Includes portion attributable to us from our 49% interest in the San José Mine.
4.

Earnings from mining operations, total cash costs, all-in sustaining costs (AISC), all-in costs, and average realized prices are non-GAAP financial performance measures with no standardized definition under U.S. GAAP. See “Cautionary Note Regarding Non-GAAP Measures” for additional information, including definitions of these terms.

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Operating & Financial Highlights

Production Costs

Both the El Gallo and San José mines met or were below our 2015 cost guidance. Total cash costs, all-in sustaining costs and all-in costs per gold equivalent ounce sold for 2015 for all of our operations on a consolidated basis were $685, $962 and $1,055 per ounce, respectively.

For our El Gallo mine, total cash costs and all-in sustaining cash costs were $440 and $581 per gold equivalent ounce, respectively. These costs compare favorably to the 2015 guidance of $500-$600 and $700-$800 per gold equivalent ounce, respectively. Costs at the El Gallo mine were below guidance due to the higher than expected average grade of gold processed, cost reductions, and better recoveries obtained during the year.

For our San José mine, total cash costs and all-in sustaining costs were $865 and $1,111 per gold equivalent ounce, respectively. Total cash cost was within the 2015 cost guidance of $775-$875 per gold equivalent ounce, and all-in sustaining costs were below guidance of $1,175-$1,275 per gold equivalent ounce due to reductions in costs, capital expenditures, and exploration drilling, partially offset by inflationary increases.

Production

Both the El Gallo and San José mines exceeded 2015 production guidance. Gold equivalent production in the year 2015 totaled 154,529 ounces, which includes 91,163 gold equivalent ounces attributable to us from our 49% interest in the San José mine (compared to 2015 guidance of 87,800 gold equivalent ounces), and 63,366 gold equivalent ounces from the El Gallo mine (compared to the revised guidance of 62,200 gold equivalent ounces).

Production at the El Gallo mine exceeded guidance as a result of higher-grade ore being mined and placed on the leach pad, better metallurgical recovery, reduced downtime, and continued strong operational performance from our team in Mexico.

Earnings from Mining Operations

Our consolidated earnings from mining operations for 2015 was $53.1 million, compared to $25.5 million in 2014. The increase in 2015 compared to 2014 resulted from a higher number of ounces sold during the year at a lower production cost due to the better grades and recoveries at our El Gallo mine.

Cash Flow

Net cash provided by operations for 2015 increased to $15.6 million compared to cash used in operations of $14.9 million in 2014. Our El Gallo mine contributed $70.2 million in gold and silver sales to operating cash flows in the year 2015 compared to $43.8 million in 2014.

Net Loss

Our consolidated net loss for 2015 was $20.5 million, or $0.07 per share, compared to a net loss of $311.9 million, or $1.05 per share in 2014. The net loss in 2015 was the result of after-tax impairment charges recorded on our mineral property interests, property and equipment and investments for an aggregate of $48.4 million, which offset the 61% increase in revenue that resulted from higher volume of ounces of gold and silver sold during the year, and the 15% decrease in production costs.

Adjusted Net Loss

Adjusted net loss for 2015 was $8.6 million, or $0.03 per share, compared to an adjusted loss of $33.0 million, or $0.11 per share for 2014. Adjusted net loss removes the impact of impairment charges and foreign currency gains or losses resulting from the devaluation of the Argentine peso, Mexican peso and Canadian dollar relative to the U.S. dollar, as well as nonrecurring items such as registration taxes. The impact of the higher devaluation of the Argentine peso, particularly in December 2015, resulted in a $25.3 million gain in 2015 compared to a gain of $5.3 million in 2014.

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Ounces Sold

Consolidated gold equivalent ounces sold in 2015 totaled 147,632 ounces. This includes 62,704 gold equivalent ounces from El Gallo mine and 84,928 gold equivalent ounces attributable to us from our 49% interest in the San José mine.

Average Realized Prices

Consolidated average realized prices for the year 2015 were $1,146 per ounce of gold sold, and $15.06 per ounce of silver sold. In comparison, the consolidated average realized prices in 2014 were $1,248 per ounce of gold sold, and $17.68 per ounce of silver sold. Average realized prices are presented net of adjustments of provisionally priced sales of concentrates from the San José mine.

Production Guidance

Consolidated production for 2016 is expected to be 96,500 ounces of gold and 3,337,500 ounces of silver. This is comprised of 45,000 ounces of gold and 3,300,000 ounces of silver from the San José mine, and 51,500 ounces of gold and 37,500 ounces of silver from the El Gallo mine. Using a silver to gold ratio of 75:1 for the year 2016, this represents projected consolidated production of 141,000 gold equivalent ounces.

Cost Guidance

Consolidated guidance for total cash costs and all-in sustaining costs for the year 2016 are forecast at $760-$800 and $915-$955 per gold equivalent ounce, respectively. Total cash costs and all-in sustaining costs at the San José mine are forecast at $760-$800 and $970-$1,010 per gold equivalent ounce, respectively. Total cash costs and all-in sustaining costs at the El Gallo mine are forecast at $760-$800 and $820-$860 per gold equivalent ounce, respectively. Our guidance is based on an average silver to gold ratio of 75:1.

Treasury

At December 31, 2015 we had $32.0 million in cash, investments and precious metals valued at the spot prices and $3.4 million in short-term bank indebtedness. In comparison, we ended 2014 with $18.3 million in cash, investments and precious metals valued at the spot prices, and no short-term bank indebtedness. Subsequent to year-end the balance of the short-term indebtedness was retired, and the Company is now debt free.

Return of Capital & Eligible Dividend

The first semi-annual return of capital installment of $0.005 per common share was paid on August 17, 2015 and the second installment on February 12, 2016. Owners of the exchangeable shares of our publicly traded Canadian subsidiary McEwen Mining - Minera Andes Acquisition Corp. (TSX:MAQ) received an eligible dividend of $0.005 per share with the payment dates. In aggregate a total of $3 million was returned to share owners.

Stock Repurchase Program

On October 1, 2015, our Board of Directors authorized, and we publicly announced, a plan to repurchase up to 5.4% of our outstanding common stock, or up to $15 million in aggregate purchases, whichever is less. During 2015 we repurchased 1,896,442 shares of our common stock at a total cost of $1.8 million, for an average purchase price of $0.94 per share.

El Gallo Mine, Mexico (100%)

Production at the El Gallo mine for 2015 increased by 64% to 63,366 gold equivalent ounces, from 38,557 gold equivalent ounces in 2014, exceeding the 2015 adjusted production guidance of 62,000 gold equivalent ounces announced in September 2015. Grades of ore processed during 2015 averaged 3.41 g/t, compared to 1.58 g/t in 2014. In the fourth quarter of 2015, grades of ore processed averaged 4.20 g/t compared to 2.39 g/t in the same period of 2014.

For 2016, we have budgeted a total of $5.4 million for exploration activities and property payments in Mexico. Our goal is to complete 58,400 ft. (17,800 m) of drilling in the year and delineate new gold resources that can extend the life of the existing operation.

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San José Mine, Argentina (49%)

Gold equivalent production for 2015, on a 100% basis, was 186,046 ounces, from which the 49% share attributable to us was approximately 91,163 ounces.  2015 production exceeded the 2015 guidance of 179,000 gold equivalent ounces by 4%, as a result of higher than forecasted average gold and silver grades processed during the year.

We expect 2016 production at San José, on a 100% basis, to be approximately 6.7 million ounces of silver and 92,000 ounces of gold, for a 49% share attributable to us of approximately 89,000 gold equivalent ounces (3.3 million ounces of silver and 45,000 ounces of gold, using a silver to gold ratio of 75:1). The decrease in forecast production for 2016 compared to 2015 reflects a slight decrease in the expected average grade of gold.

Gold Bar Project, Nevada, U.S. (100%)

During 2015, we spent $1.3 million at our Gold Bar project, primarily for the advancement and completion of the Environmental Impact Study (“EIS”), as well as an infill drill program of approximately 13,300 ft. (4,000 m). The 2015 Gold Bar drilling results were incorporated into an updated Mineral Resource Estimate and Feasibility Study, released on October 21, 2015, with key estimates including initial capital of $60 million; after-tax internal rate of return of 20% at $1,150/oz gold; average annual gold production of 65,000 ounces; and an estimated average all-in cost of $728 per ounce. The complete report was filed on December 7, 2015, and is available electronically under our issuer profile on SEDAR at www.sedar.com, and at our website at www.mcewenmining.com.

We continue to advance the permitting process for construction and production at Gold Bar. Formal notice from the Bureau of Land Management states our Record of Decision (“ROD”) for the Gold Bar Environmental Impact Statement (“EIS”) is expected in January, 2017. The Company expects that all other applicable State and local permits will also be acquired within this timeframe. If the ROD and permits are received and cultural mitigation is complete, the Company can begin mine construction, which is expected to take approximately 10-12 months to complete.

Gold Bar development activities are expected to accelerate in 2016 in areas such as final design engineering for the process plant and conveyor stacker system necessary for State and Federal permit documents. The 2016 budget for Gold Bar development is $3.5 million.

In January 2016, we executed an agreement with NV Gold Corporation, an unaffiliated corporation, to acquire the Afgan-Kobeh Project, for $0.45 million. Afgan-Kobeh consists of 109 mining claims located in Nevada and is located approximately 3 miles (5 km) from the Gold Bar project. We plan to test the project’s exploration potential beginning in April-May 2016, with a budget of $1.1 million totaling 16,000 ft. of drilling.

El Gallo Silver Project, Mexico (100%)

During 2015, we spent $1.8 million in development costs and technical studies on the El Gallo Silver project. For 2016, we have budgeted $0.3 million to continue with our cost-savings studies. These studies are intended to identify opportunities to reduce the initial capital investment required to start the project while minimizing the impact on production.

Los Azules Project, Argentina (100%)

No significant exploration work or drilling program was undertaken at Los Azules in 2015, we have continued to advance the project with baseline environmental and optimization studies at a cost of $0.7 million. For 2016, we have a budget of $0.5 million for similar activities.

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San José Resource and Reserve Update

The following are the audited mineral reserve and mineral resource estimates calculated by Hochschild Mining Plc (“Hochschild”) for the San José mine as at December 31, 2015. They do not account for depletion from 2016 production, or reserves delineated during 2016.

These figures, reported on a 100% basis, were prepared by Hochschild and audited by P&E Mining Consultants Inc. whose audit letter dated February 25, 2016, concluded that the estimates for the San José mine prepared by Hochschild at December 31, 2015 provide a reliable estimation of reserves and resources. The reserves as presented are in-situ and include mining dilution and mining losses, however do not include allowances for mill or smelter recoveries.

The tables below summarize the Mineral Reserve and Mineral Resource estimates for the San José Mine.

San José Mine - Mineral Reserve Estimate, December 31, 2015

Reserve Category	Tonnes (000's)	Gold Grade (g/t)	Silver Grade (g/t)	Contained Gold (K oz)	Contained Silver (M oz)
Proven	1,230	7.43	521	293.8	20.6
Probable	656	6.51	414	137.3	8.7
Proven & Probable	1,886	7.11	484	431.1	29.3

San José Mine - Mineral Resource Estimate, December 31, 2015

Resource Category	Tonnes (000's)	Gold Grade (g/t)	Silver Grade (g/t)	Contained Gold (K oz)	Contained Silver (M oz)
Measured	1,991	8.33	575	533.2	36.8
Indicated	2,454	5.69	395	448.9	31.2
Measured & Indicated	4,445	6.88	476	982.1	68.0
Inferred	1,533	6.06	390	298.7	19.2

•	Mineral resources are inclusive of mineral reserves.
•	Reserves and resources are stated on a 100% basis. McEwen Mining Inc. has a 49% attributable interest in the San José Mine.
•	Mineral resources, which are not mineral reserves, do not have demonstrated economic viability.
•

The quantity and grade of reported Inferred resources are uncertain in nature and there has been insufficient exploration to classify these Inferred resources as Measured or Indicated, however it is reasonably expected that a significant portion of Inferred resources may be upgraded to the Indicated or Measured category with infill drilling.

•

Mineral Reserves were estimated by Hochschild Mining Plc using the CIM Standards on Mineral Resources and Reserves, Definitions and Guidelines prepared by the CIM Standing Committee on Reserve Definitions. P&E Mining Consultants Inc. have audited the reserve estimates and found that they meet the requirements for disclosure as reserves under Canadian National Instrument 43-101 (NI 43-101) and the Joint Ore Reserves Committee of the Australian Institute of Mining and Metallurgy ("JORC") as well as the US Securities and Exchange Commission Industry Guide 7.

•

Mineral Resources were estimated by Hochschild Mining Plc using the CIM Standards on Mineral Resources and Reserves, Definitions and Guidelines prepared by the CIM Standing Committee on Reserve Definitions. P&E Mining Consultants Inc. have audited the resource estimates and found that they meet both the requirements for Canadian disclosure under NI 43-101 and JORC.

•	Resource estimations utilized inverse distance and ordinary kriging methods depending upon data density.
•	Metal prices used were US$1,200/oz for gold and US$20/oz for silver.
•	For reserves average internal dilution was 4% and average mining and geotechnical dilution was 26%.
•

Resources for 2015 were defined at a cut-off grade of 183 gpt AgEq, which is equivalent to a cut-off value of US$83.81/tonne. The cut-off value was increased from US$78.13/tonne used for the December 31, 2014 estimate reflecting higher operating costs.

•

For additional information about the San José Mine refer to the NI 43-101 technical report titled: "Technical Report on San José Silver-Gold Mine, Santa Cruz, Argentina" dated August 15, 2014 with an effective date of December 31, 2013.

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El Gallo Resource Update

The following are the mineral resource estimates for the El Gallo mine effective December 31, 2015. They do not account for depletion from 2016 production, or resources delineated during 2016.

Based on the resources remaining, the Company plans to continue mining operations at the El Gallo mine until the end of 2018. This assumes no success from ongoing exploration activities at the mine and surrounding areas, and stable gold prices.

This updated resource statement for the El Gallo mine was prepared by Luke Willis, P.Geo, McEwen Mining's Director, Resource Modeling and a Qualified Person in accordance with Canadian National Instrument 43-101 “Standards of Disclosure for Mineral Projects” (“NI 43-101”).

El Gallo Mine In-Pit Mineral Resource Estimate, December 31, 2015

Resource Category	Tonnes (000's)	Gold Grade (g/t)	Silver Grade (g/t)	Contained Gold (K oz)	Contained Silver (K oz)
Measured	2,419	2.14	7.44	166.6	578.5
Indicated	1,390	2.24	7.54	100.1	336.9
Measured & Indicated	3,809	2.18	7.47	266.7	915.3
Inferred	68	1.67	11.68	3.7	25.7

•	Areas incorporated into this resource statement are: Samaniego, San Rafael, Lupita, Central, Sagrado Corazón, San Dimas, and San Jose del Alamos.
•	All resources are contained within optimized pit shells.
•

Resources were defined at a cut-off grade of 0.44 gpt Au. Metal prices used were $1,125/oz for gold and $15/oz for silver. Recovery rates used for gold and silver reflect ongoing mining operations and recent metallurgical testing.

•	Both Inverse Distance and Ordinary Kriging were used to calculate the resource estimate.
•	Mineral resources, which are not mineral reserves, do not have demonstrated economic viability.
•

All Mineral Resources were estimated by McEwen Mining using the CIM (Canadian Institute of Mining) Standards on Mineral Resources and Reserves, Definitions and Guidelines prepared by the CIM Standing Committee on Reserve Definitions.

•

The quantity and grade of reported Inferred resources are uncertain in nature and there has been insufficient exploration to classify these Inferred resources as Measured or Indicated, however it is reasonably expected that a significant portion of Inferred resources may be upgraded to the Indicated or Measured category with infill drilling.

•	Disclosure of this resource update relies on exemptions, under Sections 4.2(8) and 5.3(3) of NI 43-101, from independence requirements and the obligation to file a new technical report.
•

For additional information about the El Gallo mine refer to the NI 43-101 technical report titled: “Resource Estimate for the El Gallo Complex, Sinaloa State, Mexico” dated August 30, 2013 with an  effective date of June 30, 2013.

2015 Full Year and Q4 Conference Call Details
McEwen Mining will be hosting a conference call to discuss the 2015 results and project developments on:
Monday, March 14th, 2016 11:00 am ET

WEBCAST:
http://www.gowebcasting.com/lobby/7372

TELEPHONE:
Participant Dial-in numbers: (877) 291-4570 (North America) / (647) 788-4922 (International) Conference ID: 69185494

REPLAY:
Dial-in numbers: (800) 585-8367 (North America) / (416) 621-4642 (International)
Conference ID: 69185494 Replay dates: 14/03/2016 14:00 ET - 21/03/2016 23:59 ET

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About McEwen Mining (www.mcewenmining.com)

McEwen Mining has an ambitious goal of qualifying for inclusion in the S&P 500 Index by creating a high growth, profitable gold and silver producer focused in the Americas. McEwen Mining's principal assets consist of the San José Mine in Santa Cruz, Argentina (49% interest), the El Gallo Mine and El Gallo Silver project in Sinaloa, Mexico, the Gold Bar project in Nevada, USA, and the Los Azules copper project in San Juan, Argentina.

McEwen Mining has total of 298 million shares outstanding. Rob McEwen, Chairman and Chief Owner, owns 25% of the Company.

Technical Information

The technical contents of this news release has been reviewed and approved by Nathan M. Stubina , Ph.D., P.Eng., FCIM, Managing Director and a Qualified Person as defined by Canadian Securities Administrators National Instrument 43-101 "Standards of Disclosure for Mineral Projects".

Technical Information for San José

The technical content of this news release has been reviewed and approved by Eugene Puritch P. Eng., President of P&E Mining Consultants Inc. Under the direction of Mr. Puritch, Al Hayden P. Eng., James L. Pearson P. Eng., David Burga P. Geo., and Fred H. Brown CPG PrSciNat, P.Geo. performed an independent audit of the December 31, 2015 resource and reserve estimates. Each of the foregoing is a Qualified Person and independent of the Corporation, in each case, within the meaning of NI 43-101 and Competent Persons under JORC. A site visit to the San José mine was carried out by two of these individuals on February 1st, 2016. No issues with the mineral reserve or mineral resource estimate were identified during or since the site visit.

Reliability of Information Regarding San José

Minera Santa Cruz S.A., the owner of the San José Mine, is responsible for and has supplied to the Company all reported results from the San José Mine. McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

Cautionary Note Regarding Non-GAAP Measures

In this report, we have provided information prepared or calculated according to U.S. GAAP, as well as provided some non-U.S. GAAP ("non-GAAP") performance measures. Because the non-GAAP performance measures do not have any standardized meaning prescribed by U.S. GAAP, they may not be comparable to similar measures presented by other companies.

(1) Total Cash Costs and All-in Sustaining Costs

Total cash costs consist of mining, processing, on-site general and administrative costs, community and permitting costs related to current explorations, royalty costs, refining and treatment charges (for both doré and concentrate products), sales costs, export taxes and operational stripping costs. All-in sustaining cash costs consist of total cash costs (as described above), plus environmental rehabilitation costs, amortization of the asset retirement costs related to operating sites, sustaining exploration and development costs, and sustaining capital expenditures. In order to arrive at our consolidated all-in sustaining costs, we also include corporate general and administrative expenses. Depreciation is excluded from both total cash costs and all-in sustaining cash costs. For both total cash costs and all-in sustaining costs we include our attributable share of total cash costs from operations where we hold less than a 100% economic share in the production, such as MSC, where we hold a 49% interest.  Total cash cost and all-in sustaining cash cost per ounce sold are calculated on a co-product basis by dividing the respective proportionate share of the total cash costs and all-in sustaining cash costs for the period attributable to each metal by the ounces of each respective metal sold. We use and report these measures to provide additional information regarding operational efficiencies both on a consolidated and an individual mine basis, and believe that these measures provide investors and analysts with useful information about our underlying costs of operations. A reconciliation to the nearest U.S. GAAP measure is provided in McEwen Mining's Annual Report on Form 10-K for the year ended December 31, 2015.

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(2) Adjusted net income (loss)

Adjusted net income (loss) excludes the following items from net income (loss): impairment charges (including inventory and IVA taxes receivable write-downs, and impairments of long-lived assets), and the related income tax recovery; foreign currency gains and losses, including the impact of foreign currency fluctuations on our deferred income tax liabilities denominated in Argentine peso; and other non-recurring items, if applicable. We use and report this measure because we believe it provides investors and analysts with a useful measure of the underlying operating performance of our core mining business. A reconciliation to the nearest U.S. GAAP measure is provided in McEwen Mining's Annual Report on Form 10-K for the year ended December 31, 2015.

(3) Earnings from mining operations

The term Earnings from Mining Operations used in this report is a non-GAAP financial measure. We use and report this measure because we believe it provides investors and analysts with a useful measure of the underlying earnings from our mining operations. We define Earnings from Mining Operations as Gold and Silver Revenues from our El Gallo Mine and our 49% attributable share of the San José Mine's Net Sales, less their respective Production Costs Applicable to Sales. To the extent that Production Costs Applicable to Sales may include depreciation and amortization expense related to the fair value increments on historical business acquisitions (fair value paid in excess of the carrying value of the underlying assets and liabilities assumed on the date of acquisition), we deduct this expense in order to arrive at Production Costs Applicable to Sales that only include depreciation and amortization expense incurred at the mine-site level. The San José Mine Net Sales and Production Costs Applicable to Sales are presented, on a 100% basis, in Note 5 of McEwen Mining's Annual Report on Form 10-K for the year ended December 31, 2015.

(4) Average realized prices

The term average realized price per ounce used in this report is also a non-GAAP financial measure. We report this measure to better understand the price realized in each reporting period for gold and silver.  Average realized price is calculated as sales of gold and silver (excluding commercial deductions) over the number of ounces sold in the period (net of deduction units). A reconciliation to the most directly comparable U.S. GAAP measure, Sales of Gold and Silver, is provided in McEwen Mining's Annual  Report on Form 10-K for the year ended December 31, 2015.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.'s (the "Company") estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the corporation to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves, and other risks. The Company’s dividend policy will be reviewed periodically by the Board of Directors and is subject to change based on certain factors such as the capital needs of the Company and its future operating results. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining's Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and other filings with the Securities and Exchange Commission, under the caption "Risk Factors", for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

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The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

CONTACT INFORMATION:
Mihaela Iancu Investor Relations (647) 258-0395 ext 320 info@mcewenmining.com Website www.mcewenmining.com	Christina McCarthy Director of Corporate Development (647) 258-0395 ext 390 corporatedevelopment@mcewenmining.com Facebook facebook.com/mcewenrob	150 King Street West Suite 2800,P.O. Box 24 Toronto, Ontario, Canada M5H 1J9 (866) 441-0690 Twitter twitter.com/mcewenmining

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